Exhibit 99.1

On Federal Circuit Remand, the PTAB Rules Palo Alto Networks Failed to Prove Finjan’s ‘154 Patent Unpatentable

East Palo Alto, CA – May 23, 2019 – Finjan Holdings, Inc. (NASDAQ: FNJN), and its subsidiary, Finjan, Inc. (“Finjan”), reported that the United States Patent and Trademark Office’s Patent Trial and Appeal Board (“PTAB”) entered a Final Written Decision on Remand, dated May 15, 2019, concerning Palo Alto Networks, Inc.’s (“Palo Alto Networks”) petition for Inter Partes Review (“IPR”, Case IPR2016-00151) of Claims 1-12 of Finjan’s U.S. Patent No. 8,141,154 (“the ‘154 Patent”). Specifically, the PTAB determined that in addition to determining that Palo Alto Networks failed to show “by a preponderance of the evidence that claims 1-8, 10, and 11 of the ‘154 patent are unpatentable,” Palo Alto Networks also failed to show that claims 9 and 12 are unpatentable.

Palo Alto Networks filed a Petition for IPR on Claims 1-12 of the ‘154 Patent on November 5, 2015. The PTAB instituted trial on Claims 1-8, 10, and 11, and denied institution of dependent Claims 9 and 12. The PTAB then issued its original Final Written Decision on March 15, 2017, and determined that Palo Alto Networks had not shown that Claims 1-8, 10, and 11 were unpatentable. Palo Alto Networks appealed to the U.S. Court of Appeals for the Federal Circuit (“CAFC”). While the appeal was pending, the U.S. Supreme Court ruled in a different case, SAS Inst. Inc. v. Iancu, 138 S. Ct. 1348, 1355-56 (2018), that IPR proceedings must consider “each claim challenged” and “the grounds on which the challenge to each claim is based.” The CAFC vacated the March 15 Final Written Decision and remanded to the PTAB for reconsideration “consistent with SAS.” On reconsideration, the PTAB ruled that because “independent claims 1 and 10 have not been shown to be unpatentable over [prior art], we determine that [Palo Alto Networks] has not shown … that [dependent] claims 9 and 12 are unpatentable over [prior art].”

“The ‘154 Patent has been subject to seven administrative challenges, resulting in four favorable written decisions and three institutions denied or terminated by the PTAB. This most recent PTAB decision should offer some additional guidance to other venues where we have asserted the ‘154 Patent,” stated Julie Mar-Spinola, Finjan’s CIPO. “In addition to Palo Alto Networks, the ‘154 Patent is involved in district court actions against Cisco Systems, Inc.; SonicWall, Inc.; BitDefender, Inc. and BitDefender S.R.L.; Juniper Networks, Inc.; Check Point Software Technologies Inc. and Check Point Software Technologies LTD.; Rapid7, Inc. and Rapid7 LLC; and Qualys, Inc.

The current status of IPR proceedings are listed below. There are no more cases pending pre-institution.
·         ‘633 Patent – Final Written Decision – PTAB’s Deadline is June 5.
·         ‘494 Patent - Federal Circuit Opinion - No deadline

Pending cases with activity still underway:
·         ‘844 Patent – Patent Owner Response due July 9.
·         ‘305 Patent – ESET Federal Circuit Appeal.  ESET’s opening brief due date is TBD.
·         ‘305 Patent – Reexam Federal Circuit Appeal. Oral Argument date is TBD.

The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

About Finjan Holdings, Inc.
Established 20 years ago, Finjan Holdings, Inc. is a globally recognized pioneer in cybersecurity. Finjan, Inc.'s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' strategic initiatives to achieve future growth and deliver value to shareholders ; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com